EXHIBIT 99.3

Daulton Capital Corp. Announces Correction to Property Description

Daulton Capital Corp. (OTCBB:DUCP) wishes to make a correction with respect to the February 25, 2010 announcement of the acquisition of a second strategic property, the Hunker Project, located in the heart of the famous Klondike Placer Gold District.

The Hunker Project consists of 121 Yukon Quartz Mining Claims located in the Dawson Mining District, Yukon Territory Canada, rather than the 60 claims described in the previous announcement. As a result, the claim block is further corrected and now stands at 6000 acres or 24 square kilometers and straddles Hunker Creek, one of the Klondike's famous gold producing placer creeks.

"We are very pleased to hold such strategic projects in both the White Gold district, in close proximity to recent significant discoveries that have brought renewed interest to the Yukon, and in the historic Klondike Placer Gold District, where over 13 million oz. of placer gold have been recovered, without the main ore body having ever been identified", quotes Terry Fields, Daulton's President and CEO.

For more information on the company's projects please refer to the company website: www.daultoncapital.com.

ABOUT DAULTON CAPITAL CORP:

(OTCBB:DUCP) is a natural resource finance company focused on precious and base metals as well as oil & gas opportunities. Management's corporate philosophy is to be a Project Generator, with the objective of option/joint venturing projects with major and junior natural resource companies through to production. Daulton Capital has formed an experienced management team with the ability to take advantage of the tremendous opportunities that are available in the natural resource sector today. Our focus will be to acquire resource projects, expand exploration while continuing to seek special situations and unique opportunities in under funded projects within the resource sector.

This news release may contain forward-looking statements.  Therefore all readers of this information are cautioned that the forward-looking statements are inherently uncertain, including statements related to possible opportunities for growth strategies and statements that are not statements of historical fact, which may or may not be based on Daulton Capital Corp management's estimates, assumptions, projections or beliefs. The forward-looking statements in this news release are subject to various risks, uncertainties and other factors that could cause Daulton Capital Corp actual results or achievements to differ materially from those expressed in or implied by forward looking statements.  Forward-looking statements are based on the beliefs, opinions and expectations of Daulton Capital Corp at the time they are made, and Daulton Capital Corp does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change. Readers are cautioned not to place undue reliance on forward-looking statements.

For more information please contact:
Daultoncapital.com
Daulton.capital@yahoo.com
Peter Graham toll free 1-877-882-7858.